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                                                                  Exhibit (a)(9)
HART-SCOTT-RODINO CONDITION SATISFIED
FOR MARRIOTT INTERNATIONAL
ACQUISITION OF RENAISSANCE HOTEL GROUP


WASHINGTON, D.C., March 11, 1997 -- Marriott International, Inc. (MAR/NYSE), said today that Hart-Scott-Rodino Antitrust Improvement Act condition has been satisfied regarding Marriott's previously announced tender offer to purchase all of the outstanding shares of common stock of the Renaissance Hotel Group, N.V., for $30 net per share in cash. The waiting period under the Act was accelerated by the Federal Trade Commission (FTC) and clearance was received from the FTC on March 10, 1997.

In February 1997, the two companies announced a definitive agreement under which Marriott International would acquire Renaissance, a premier operator and franchisor of 150 hotels (46,425 rooms) in 38 countries. The tender offer will remain open until 12:01 a.m., eastern standard time, on March 29, 1997, unless otherwise extended.

Marriott International, Inc., based in Washington, D.C., is a diversified hospitality company involved in lodging and services management.

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Contact:  Tom Marder, 301/380-2553